UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

NEOGENIX ONCOLOGY, INC.

(Exact name of Registrant as Specified in its Charter)

Maryland	0-53963	16-1697150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Northern Boulevard, Suite 24 Great Neck, NY	11021
(Address of Principal Executive Offices)	(Zip Code)

(516) 482-1200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Neogenix Oncology, Inc. (the “Company”) entered into a Lease Agreement (the “Lease Agreement”) with an affiliate of Alexandria Real Estate Equities to occupy 10,882 square feet in a building located in Rockville, Maryland. The Company intends to use the space for research and development purposes and will move from its current, smaller facility in Rockville upon completion of the improvements necessary for the Company’s occupancy. The term of the lease begins on December 17, 2010, the date of full execution and delivery of the lease. The initial term will extend eighty four (84) months from the date the landlord completes its buildout obligations in the premises (presently estimated to be May 15, 2011). The Company will be obligated to begin rent and operating expense payments nine and one-half months following the end of the month in which the landlord completes its work, and as a result such payments are expected to begin to accrue on or about March 15, 2012. However, since the first month’s rent (i.e., March 15 through April 14, 2012) will be paid upon lease execution and rent is otherwise due and payable on the first day of each month, the first payment of rent after application of the prepaid rent should occur on April 1, 2012 for the period April 15, 2012 through April 30, 2012. Thereafter, monthly base rent under the Lease Agreement is approximately $19,950 per month, with scheduled 3% annual increases. Additionally, the Company expects to incur expenses related to the maintenance and use of the property of approximately $7,700 per month.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

NEOGENIX ONCOLOGY, INC.

By:	/s/ Dr. Philip Arlen
Dr. Philip Arlen
Chief Executive Officer

Date: December 22, 2010